Exhibit 99.4
CONSENT TO BE NAMED AS A DIRECTOR NOMINEE
     I consent to the use of my name as a Director Nominee in the section “Management” in the Registration Statement to be filed by CoreSite Realty Corporation on Form S-11 and the related Prospectus and any amendments or supplements thereto.
Dated: June 18, 2010

/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.